[Filed as Exhibit 5.2]
January 10, 2011

First Trinity Financial Corporation
7633 East 63rd Place, Suite 230
Tulsa, Oklahoma  74133

Re:	Post-Effective Amendment No. 1 to Registration Statement No. 333-163901 2,066,668 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

We are acting as counsel for First Trinity Financial Corporation, an Oklahoma corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form S-1 No. 333-163901 (“Registration Statement”). The Registration Statement as amended by Post-Effective Amendment No. 1 provides for the public offering and sale of up to 2,066,668 shares  (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to a best efforts, 133,334 Shares minimum, offering.  The Shares covered by the Registration Statement include (i) up to 1,333,334 shares of Common Stock being offered by the Company, and (ii) up to 133,334 shares of Common Stock which may be sold by the Company if the offering is over-subscribed. By Post-Effective Amendment No. 1, the Company has registered an additional 600,000 Shares pursuant to Rules 416(b) and 462(b) under the Securities Act of 1933, as amended (“Securities Act”), to be available for one or more stock dividends for the shareholders of the Company including shareholders who acquire Shares in the offering after a stock dividend is declared.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares registered by Post-Effective Amendment No. 1 for one or more stock dividends, when issued and delivered pursuant to due authorization by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Oklahoma General Corporation Law and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Oklahoma or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Post-Effective Amendment No. 1 to the Registration Statement filed by the Company to effect registration of the Shares under the Securities Act.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the results and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Hall, Estill, Hardwick, Gable,
Golden & Nelson, P.C.